Exhibit 5.1

[Letterhead of Weil, Gotshal & Manges LLP]

December 20, 2010

Tyco Electronics Ltd.
Rheinstrasse 20
CH-8200 Schaffhausen
Switzerland

Tyco Electronics Group S.A.
17, Boulevard de la Grande Duchesse Charlotte
L1331 Luxembourg

Ladies and Gentlemen:

We have acted as counsel to Tyco Electronics Ltd., a Swiss corporation (“Tyco Electronics”), and Tyco Electronics Group S.A., a Luxembourg company (“TEGSA” and together with Tyco Electronics, the “Companies”), in connection with the offer and sale by TEGSA of $250 million aggregate principal amount of 4.875% Senior Notes due 2021 (the “Notes”), pursuant to the Underwriting Agreement, dated as of December 15, 2010 (the “Agreement”), among the Companies and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein. TEGSA’s obligations under the Notes are fully and unconditionally guaranteed by Tyco Electronics (the “Guarantee”).  The Notes will be issued pursuant to a base indenture (the “Base Indenture”) dated as of September 25, 2007, as supplemented by the Fifth Supplemental Indenture (the “Supplemental Indenture”), dated as of December 20, 2010 among the Companies and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-152069), filed by the Companies on July 1, 2008 (the “Registration Statement”); (ii) the prospectus, dated June 26, 2009 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated December 15, 2010 (the “Prospectus Supplement”); (iv) the Base Indenture; (v) the Supplemental Indenture (including the Guarantee contained therein); (vi) the Note; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.  We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have also assumed (i) the valid existence of each of the Companies, (ii) that each of the Companies has the requisite corporate power and authority to enter into and perform its obligations under the Notes and the Guarantees, as applicable and (iii) the due authorization, execution and delivery of the Notes and the Guarantees by each of the Companies, as applicable.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of the Companies.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.             The Notes have been duly and validly executed and delivered by TEGSA and, when authenticated by the Trustee, will constitute valid and binding obligations of TEGSA, enforceable against it in accordance with their terms.

2.             The Guarantee has been duly and validly executed and delivered by Tyco Electronics and, upon authentication of the Notes by the Trustee, will constitute a valid and binding obligation of Tyco Electronics, enforceable against Tyco Electronics in accordance with its terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP